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
                                            EXHIBIT 12


                                         CONMED Corporation
                Statement Showing Computations of Ratio of Earnings to Fixed Charges





                                            1995        1996         1997          1998         1999
                                         --------     --------     --------      --------     --------
Income (loss) before income taxes
  and extraordinary item ...........     $ 16,763     $ 25,447     $(10,705)     $ 30,276     $ 42,436
Interest expense ...................        1,991          217         --          30,891       32,360
Portion of rentals representative of
     interest factor ...............          146          108          147           875          978
                                         --------     --------     --------      --------     --------
Total earnings available for fixed

     charges .......................     $ 18,900     $ 25,772     $(10,558)     $ 62,042       75,774
                                         ========     ========     ========      ========     ========


Interest expense ...................     $  1,991     $    217     $   --        $ 30,891     $ 32,360
Portion of rentals representative of
    interest factor ................          146          108          147           875          978
                                         --------     --------     --------      --------     --------
Total fixed charges ................     $  2,137     $    325     $    147      $ 31,766       33,338
                                         ========     ========     ========      ========     ========

Ratio of earnings to fixed charges .         8.84        79.30          (A)          1.95         2.27
                                         ========     ========     ========      ========     ========
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(A) As a result of the loss  incurred  in 1997,  the Company was unable to fully cover the indicated fixed charges.